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                                                                EXHIBIT 10.17



                   [UroQuest MEDICAL CORPORATION LETTERHEAD]



August 15, 1996


J. J. Donohue
1953 South Troon Rd.
Warsaw, IN 46580

Dear J.J.:

I am delighted that you have accepted our offer to join UroQuest as Vice President of Research and Product Development. The annual compensation will be $125,000 and you will be eligible for a bonus of 35% of your base salary. In addition, you will receive a stock option grant of 250,000 shares of UroQuest equity at a stock price of $1.40 per share as determined by the Board of Directors. The option will be covered by the employee stock option plan and will fully vest over 60 months. A special bonus of $15,000 will be awarded upon FDA approval of the Male On-Command(R) Catheter.

In your position you will report directly to me, however it will be important that you develop a good team working relationship with Dr. Davis, Terry Domin, Anne Carter, Tom Brandt and other key Bivona personnel. When we are able to conclude the acquisition of Bivona, it may be useful and productive to change the reporting relationship, however this will be a group decision with all relevant parties involved in the process.

When it makes sense to relocate the company we will cover the direct cost of the relocation and will consider a home sale subsidy of up to $15,000 if necessary. We can tailor the package to meet your needs when the time comes. You will also be eligible for a severance package of nine (9) months salary in the event of a termination without cause which would include the usual exclusionary criteria.

The start date is August 26, 1996 and the first order of business will be to get together with Terry, Tom and myself as early as next week (more likely the week of August 26th).

Should you have any questions, please let me know and welcome aboard.

Sincerely,


/s/ Eric B. Hale

Eric B. Hale
UroQuest Corporation